Delisting Determination, The Nasdaq Stock Market, LLC, April 9, 2024, Remark Holdings, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Remark Holdings, Inc., effective at the opening of the trading session on April 19, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(3).
The Company was notified of the Staff determination on October 26, 2023. On November 2, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On January 16, 2024, the Company received an additional delist determination for its failure to meet the Annual Shareholder Meeting requirement.
On February 12, 2024, upon review of the information provided by the Company, the Panel determined to deny the Company request for continued listing. The Company securities were suspended effective on February 14, 2024. The Company did not appeal the Panel decision to the Nasdaq Listing and Hearing Review Council (Council) and the Council did not call the matter for review. The Staff determination to delist the Company became final on March 28, 2024.